Exhibit 99.1

Q3 2025

Shareholder Letter

investors.block.xyz

To Our Shareholders

Continued momentum

We had another strong quarter delivering for our customers with high quality and high velocity. Square GPV growth accelerated to 12% and we gained profitable market share through product innovation and expanded distribution. Cash App gross profit growth accelerated to 24%, and in September we hit 58 million Cash App monthly actives.[1] Proto generated its first revenue, seeding what we believe will become our next major ecosystem. Last quarter, I outlined Cash App’s strategy to become the financial platform for the next generation.[2] This quarter, I want to outline how Square will continue to take market share by being the best platform to help sellers grow, run, and automate their businesses.

Square powers the neighborhood

Square works for everyone, from the corner store to the national chain. We believe we are the only company that designs the hardware, operating system, software, commerce capabilities, and financial tools for sellers. That vertical integration lets us move fast, serve more customers, and ultimately give them time back. Our ability to do this stems from our obsession with simplicity. We built for self-service from day one and that foundation powers our scale as we move upmarket and expand internationally. Our strategy is to enable the success of sellers in their neighborhoods. We are:

●   Connecting Square and Cash App to deliver more value to our sellers, their employees, and their customers

●   Delivering AI tools so more sellers can put their operations and finances on autopilot

●   Making selling easier with software solutions and commerce tools for our sellers

●   Meaningfully scaling our go-to-market efforts to serve every seller that wants to work with us

Connecting our ecosystems

At Square Releases last month, we introduced Neighborhoods on Cash App. We set out to give every neighborhood business access to an enterprise-quality mobile app. For sellers, it’s everything they’d want in a mobile app, without the complexity of maintaining it across multiple platforms. For customers, it’s a seamless way to support local businesses while enjoying the same convenience they’ve come to expect from the biggest brands.

Q3’25 Highlights[3]

Gross Profit

$2.66B

+18% YoY Growth

Cash App Gross Profit

$1.62B

+24% YoY Growth

Square Gross Profit

$1.02B

+9% YoY Growth

Operating Income

$409M

15% Margin[4]

Adjusted

Operating Income[5]

$480M

18% Margin

Net Income[6]

$462M

Adjusted EBITDA[7]

$833M

1 A transacting active is a Cash App account that has at least one financial transaction using any product or service within Cash App during a specified period. A transacting active for a specific Cash App product has at least one financial transaction using that product during the specified period and is referred to as an active. Examples of transactions include sending or receiving a peer-to-peer payment, transferring money into or out of Cash App, making a purchase using Cash App Card, earning a dividend on a stock investment, and paying back a loan, among others. Certain of these accounts may share an alias identifier with one or more other transacting active accounts. This could represent, among other things, one customer with multiple accounts or multiple customers sharing one alias identifier (for example, families).

2 Square and Cash App are financial services platforms, not banks. Throughout this letter, any reference to Square or Cash App’s banking offerings such as “bank our base,” “banking offerings,” “banking products,” “banking functionality,” or “Square Banking” refer to products and services that are offered through Block’s Industrial Bank, Square Financial Services, Inc., or through our third-party bank partners.

3 Reconciliations of non-GAAP financial measures used in this letter to their nearest GAAP equivalents are provided at the end of this letter. Please see these reconciliations for additional detail and a description of certain items that affected operating income (loss) and net income (loss) in the third quarter of 2025.

4 Margins are all calculated as a percent of gross profit.

5 Adjusted Operating Income is a non-GAAP measure of operating performance and the profitability of our business, fully burdened by share-based compensation. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

6 Net income attributable to common stockholders.

7 Adjusted EBITDA is a non-GAAP measure we use to assess operating performance. It excludes certain expenses as well as share-based compensation. For more information, please refer to the “Key Operating Metrics and Non-GAAP Financial Measures” section of this letter.

1

For neighborhoods, it’s a powerful step toward preserving the culture, resilience, and vibrancy that make them thrive. And because it’s built on Block’s ecosystem, it gives sellers benefits that only we can deliver:

●

A base of 58 million monthly actives in Cash App that sellers can connect with and offer customizable rewards, tied to free marketing and discovery tools that let local sellers build stronger connections with followers through messages and campaigns right on Cash App

●	Network-wide rewards designed to drive repeat visits and attract new customers that can be redeemed with any seller in the network to keep money local

●	Stored balances from over $300 billion that flowed into Cash App over the past year, driving our ability to offer a 1% payment processing rate for all in-app orders[8]

Shipping faster and reinventing the interface with AI

Our vertically integrated platform allows us to move quickly, and we believe it gives us unique advantages in launching AI tools for sellers. Our engineering team has been on the frontier of AI development for years, building internal tools like codename goose to ship features faster, reinvent the interface for our sellers, and pioneer new underwriting methodologies to expand access to our credit products. Now, we’re using these tools to help make our sellers more successful.

Today, Square AI enables sellers to easily explore their data to uncover even more complex insights. Soon, it will proactively suggest actions to optimize growth or improve efficiency and implement them with a tap. We expect the AI tools we build will be available to all our sellers across our product tiers to help every seller in the neighborhood grow and run their business better. Square changed how sellers reach customers and grow by creating simple, intuitive tools. We’re doing it again with AI.

Helping sellers grow and run their business

We’re continuing to build new products and features in our core commerce platform to drive value to sellers. We’ve enhanced our financial tools, empowering sellers to make informed choices about vendors and pricing. Our Payroll product now provides same-day payroll, and we’re testing daily tip distribution so workers get paid faster.

Over the past year, we’ve focused on winning the quick-serve restaurant (QSR) industry. We launched products including Multichannel Menus, Kiosk, AI Voice Ordering, and Order Guide to help these sellers grow and streamline their operations. At the same time, we scaled field sales to reach bigger QSR customers. Our approach has worked. Food and beverage GPV growth accelerated to 17% in Q3 2025 from 10% a year ago, and food and beverage new volume added (NVA) accelerated to 30% from 2% over that same time period.9 We believe the results we’ve seen can be adapted and repeated across other verticals and international markets.

We’re also connecting our ecosystems through Square bitcoin to help sellers grow and never miss a sale because of how their customer wants to pay. Square bitcoin is the first fully integrated bitcoin payments and wallet solution for businesses that will enable sellers to accept bitcoin payments and automatically convert sales into bitcoin. And it will be fully rolled out this month.

Expanding distribution to reach more sellers

We believe this will be the strongest NVA year for Square ever, which we’ve accomplished through expanded field sales, partner programs, and targeted marketing. Year to date through September, sales-led NVA has grown by 28%, and we expect it to grow by over 40% by the end of the year.

8 Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay app.

9 New Volume Added (NVA) is the total gross payment volume (GPV) processed, or expected to be processed, by new sellers during their first 12 months on Square. While intended to represent incremental volume from new cohorts, it may also include GPV from existing sellers in cases such as new locations or event-based merchant tokens.

2

Even as we ramp our sales efforts, one of Square’s advantages continues to be how easily sellers can get started on their own. Self-onboard growth has accelerated as we have invested in marketing, with growth expected to more than double in Q4 vs. Q1. We’re making it simpler to work with Square, with new pricing and packaging that helps sellers discover more of our software solutions. This intuitive experience is a superpower for Square and we will continue to invest to drive strength.

The neighborhood is the future

We’re giving sellers in neighborhoods everywhere the tools they need to grow and navigate challenges. We’ve shown we can win in QSR by combining deep product and go-to-market investment. Now, we’re expanding that approach across verticals, using AI and Neighborhoods on Cash App to help sellers even more. We’re doing all of this while ramping our sales team, expanding partnerships, and investing in self-onboarding growth. We believe we are the only company that can serve every seller in every neighborhood around the world. And we’re going to keep building for them.

3

Business Highlights

Cash App

Cash App hit 58 million monthly actives in September. Our focus on expanding the network and increasing network density is working.

In August, we launched Cash App Pools to make group money collection simple, and we have seen strong adoption, surpassing 1 million cumulative pools as of September. Pools are strengthening connections among existing customers and driving participation from people outside of Cash App. Pools have increased network density and activity: Nearly half of contributors to the same pool have never paid each other before.

We’re reaching teens at the start of their financial journey, helping them save, spend, and build healthy financial habits. Cash App Card is one of the most popular debit cards for teens in the US, and we’re continuing to launch products to serve this audience.10 In September, we launched Teen Savings Yield, offering teens a 3.5% yield on their savings deposits. We also rolled out new parental controls including limits on peer-to-peer transactions and Cash App Card spending, and sponsor-approved contact lists, empowering families to build healthy financial habits together.

We’re rolling out a number of marketing initiatives, giveaways, and influencer partnerships focused on driving adoption of financial services products and reengaging actives who use Cash App infrequently. These targeted incentives are encouraging deeper adoption of products like Cash App Card: for example, a $20 activation offer for less engaged actives without a Cash App Card led to a 13% uplift in new card activations in testing.11

We’re continuing to deepen engagement and increase product attach rates.

We have seen Square Releases drive engagement and excitement with our seller base, while increasing development velocity. We’re now bringing that playbook to Cash App. On November 13, we’ll showcase our first Cash App Release to bring greater awareness of all the products we’re delivering to improve the financial lives of our customers. At Cash App Releases we will unveil more about the future of AI and bitcoin in Cash App, and how we’re driving growth across our banking products.

We’re introducing “primary banking actives” as a key measure of how many customers use Cash App in their daily financial lives. As of September, we served 8.3 million primary banking actives, up 18% year over year.12 In October we launched the Holo card, our latest addition to Cash App Card designs, which enable customers to personalize what’s in their wallet and how their Cash App looks. We’ve seen prior card launches lead to increased interest in Cash App’s banking products, and we will share more about how we’re tying spending across Cash App more closely to primary banking benefits at Cash App Releases.

We have continued to experience strong growth in post-purchase BNPL on Cash App Card. We ended July at over $2 billion in annualized post-purchase originations, and in early October we crossed $3 billion.13 We also continued to expand access to Cash App Borrow in the third quarter, with originations growing 134% year over year. We’re scaling Borrow while delivering strong annualized net margins of 24% and stable risk loss in the third quarter.14

10 Custom survey questions requested by Cash App through Morning Consult’s Omnibus Platform, August 2025.

11 These results are from a test in June 2025 across a few thousand Cash App actives.

12 Primary Banking Active is a Cash App account that receives inflows from ACH or certain original credit transactions relating to earned wages, excluding tax refunds and ACH transfers, or spent at least $500 per month across Cash App, including Cash App Card, Cash App Pay, Afterpay through Cash App and ACH bill pay during a specified period.

13 Post-purchase BNPL origination volume is calculated based on annualized post-purchase BNPL originations during the period noted.

14 Cash App Borrow annualized net margin is calculated by taking Cash App Borrow variable profit margins on a per cohort basis and dividing it by the weighted average life of the loan cohort and multiplying by 365. We calculate Cash App Borrow variable profit margins as variable profit divided by originations. We define variable profit as gross profit less processing costs and losses.

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Square

At our second Square Releases event in October we showcased our unique AI capabilities to deliver differentiated value to sellers.

Since its launch earlier this year, Square AI has answered hundreds of thousands of questions from sellers, helping them get more done, faster. Sellers are using it to get fast insights on a new menu item, identifying the top customers at every location each week, or running granular reports in seconds that previously took hours. Recent enhancements include local data insights, pinned data on Dashboard, and mobile access on the Square Dashboard app. Donnie McClanahan, a Square seller who owns four cafes in Knoxville, Tennessee, uses Square AI to navigate complex business decisions. It’s helped him avoid cutting top-performing menu items and adjust store hours to save on costs without meaningfully impacting revenue.

We began rolling out a new Square AI voice ordering tool in October to help sellers handle peak-hour demand. This tool gives sellers an AI assistant that can take orders over the phone and integrates seamlessly with Square ordering and kitchen display technology. We also launched Order Guide, Square’s new AI-powered centralized procurement tool that helps restaurants bring all their vendor data into one place and gives sellers instant clarity to compare offerings, track trends, and spot gaps across suppliers. Menus can be uploaded and automatically converted into complete ingredient lists, saving hours of manual work and streamlining procurement to give sellers more control over their margins.

At Square Releases, we also highlighted several new features to better serve the needs of our sellers including Multichannel Menus, which give complex omnichannel sellers operating across multiple locations with multiple menu items a single, streamlined way to set up and manage their menus across every channel and location.

We’re expanding distribution and reinvigorating our brand.

We launched a new campaign that spotlights individual neighborhoods and the sellers that bring them to life. It shows how we help sellers of all sizes and verticals thrive — and positions Square as the preferred commerce platform for local businesses. We’re running the campaign nationally and in local markets, and we’re investing in pop-up experiences and partnerships with iconic sellers to build brand awareness for Square and engage with sellers in their local communities.

We’re leveraging the strength of the Block ecosystem to help our partners and customers thrive. We announced a new partnership with Grubhub in the third quarter that will provide sellers a more efficient way to manage delivery and pickup operations with a seamless integration embedded right in Square. We also announced Grubhub as a new Cash App Pay partner, providing Cash App customers more choice and flexibility in how they want to pay and offering Grubhub a low-cost payment option that builds relationships with new customers.

As we increase our brand investments, we are simplifying our Square pricing and packaging into three tiers with different software and processing price options, with the goal of increasing software attach rates in our seller base. We have seen that sellers that adopted our software solutions grew their GPV 9% faster and have higher retention after 12 months. We want to enable more sellers to discover Square’s software functionality to help them succeed.

We are continuing to scale field sales and partnerships, ending the third quarter with 90 field sales representatives. We’re also executing on our distribution strategies effectively in international markets with new volume added (NVA) growth accelerating, driven in part by the strength we’re seeing in telesales.

We believe our efforts to move upmarket are working as we continue to sign new, large upmarket sellers. We recently signed Katz Deli, a 137-year-old iconic New York institution, and Purdys Chocolatier, Canada’s chocolatier since 1907, which has more than 80 locations, marking Square’s largest Canadian retail seller and one of our largest sellers globally.

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Financial Discussion

Our financial performance was strong in the third quarter, with gross profit growth of 18% year over year and Adjusted Operating Income exceeding our guidance. We are seeing strong momentum across Square and Cash App, with Square GPV growth and Cash App gross profit per monthly transacting active growth accelerating. In the third quarter, we increased Cash App monthly transacting actives to 58 million and Proto generated its first revenue, demonstrating velocity and innovation across Block. We are raising our fourth quarter and full-year guidance to reflect our strong execution. We expect to continue to accelerate gross profit growth in the fourth quarter, exiting 2025 with year-over-year growth of over 19%, while delivering over 39% Adjusted Operating Income growth.

Third Quarter 2025 Financial Highlights

Gross Profit

We outperformed our gross profit guidance with growth of 18% year over year in the third quarter as we continued to launch new products and invest in go-to-market efforts across Square and Cash App to sustain strong growth at scale.

Profitability

We drove year-over-year improvement across all key profitability measures in the third quarter of 2025. Operating income was $409 million while Adjusted Operating Income was $480 million. Net income attributable to common stockholders was $462 million and Adjusted EBITDA was $833 million.

Square Gross Payment Volume (GPV)

In the third quarter, Square GPV grew 12% year over year (reported and constant currency), with U.S. GPV growing 8.9% year over year and International GPV growing 26% year over year (25% in constant currency).[15] We observed notable strength from our food and beverage and retail sellers.

Gross Profit per Monthly Transacting Active

In the third quarter, Cash App’s gross profit per monthly transacting active grew 25% year over year to $94.[16] Monthly transacting actives grew to 58 million, with primary banking actives growing 18% year over year to 8.3 million, up from 8.0 million in the second quarter. We continue to invest in Cash App Borrow and BNPL to deepen engagement.

Guidance

We are raising our guidance to reflect the strength we are seeing across our business. We now expect $10.243 billion in gross profit for 2025, reflecting growth of over 15% year over year. We expect full year Adjusted Operating Income of $2.056 billion, or 20% margin, growing nearly 28% year over year. We expect gross profit in the fourth quarter to grow 19% year over year to $2.755 billion with Adjusted Operating Income of $560 million, for Adjusted Operating Income margins of 20%.

15 Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds.

16 Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Cash App annualized gross profit includes gross profit from our post-purchase BNPL on Cash App Card. In the third quarter, BNPL platform gross profit (which does not include post-purchase BNPL on Cash App Card) was $269 million.

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Block Financial Metrics

	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25

Gross Profit ($M)	2,250	2,311	2,290	2,537	2,662
YoY Growth	19%	14%	9%	14%	18%

Operating Income ($M)	323	13	329	484	409
Operating Income Margin (%) of gross profit	14%	1%	14%	19%	15%

Adjusted Operating Income ($M)	444	402	466	550	480
Adjusted Operating Income Margin (%) of gross profit	20%	17%	20%	22%	18%

Diluted Net Income Per Share (“EPS”) ($)	0.45	3.05	0.30	0.87	0.74

Adjusted Diluted EPS ($)	0.53	0.47	0.56	0.62	0.54

Block grew gross profit 18% year over year in the third quarter, with 24% year-over-year growth in Cash App and 9% year-over-year growth in Square. Within Cash App, gross profit growth was driven by Cash App Borrow, BNPL, and Cash App Card. For Square, growth was driven by software and integrated payments and banking products. On a GAAP basis, we generated $409 million of operating income compared to $323 million in the third quarter of 2024, a 27% improvement year over year. Adjusted Operating Income grew 8% year over year. On a GAAP basis, we grew diluted EPS to $0.74 and Adjusted Diluted EPS to $0.54, representing a 64% and 2% increase year over year, respectively.

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Cash App

	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25

Cash App Gross Profit ($M)	1,306	1,376	1,380	1,501	1,624

YoY Growth	21%	16%	10%	16%	24%

Cash App Operating Metrics[17]

Cash App Monthly Transacting Actives (M)	57	57	57	57	58

YoY Growth	3%	2%	0%	0%	2%

Cash App Card Monthly Transacting Actives (M)	24	25	25	26	26

YoY Growth	11%	9%	7%	5%	6%

Total Cash App Inflows ($B)[18]	70.4	71.5	77.3	76.8	78.8

YoY Growth	13%	12%	8%	8%	12%

Inflows Per Transacting Active ($)[19]	1,239	1,261	1,361	1,345	1,366

YoY Growth	9%	10%	8%	8%	10%

Monetization Rate[20]	1.51%	1.51%	1.48%	1.61%	1.72%

YoY Growth (bps)	9	3	1	10	21

Gross Profit Per Monthly Transacting Active ($)[21]	75	76	81	87	94

YoY Growth	16%	13%	9%	15%	25%

Cash App gross profit increased 24% year over year, driven by growth across Cash App Borrow, BNPL, and Cash App Card. Gross profit per transacting active reached $94 in the third quarter, up 25% year over year. Inflows per transacting active growth accelerated to 10% year over year in the third quarter driven in part by more customers bringing their paychecks into Cash App. Primary banking actives reached 8.3 million, up 18% year over year as we continued to deliver more value and drive deeper engagement with more customers.

BNPL GMV reached $9.70 billion in the third quarter, growing 17% and 18% year over year on a reported and constant currency basis, respectively. Growth was driven by post-purchase BNPL on Cash App Card, Gift Cards, and Single Use Payments. BNPL gross profit was $299 million, up 23% year over year.22 Commerce volume grew 17% year over year to $49.7 billion in the third quarter, accelerating from 14% year-over-year growth in the second quarter driven by Cash App Card, BNPL, and Cash App Pay.23

17 We have recast prior period inflows to include refunds on Cash App Card transactions. This presentation is consistent with the current period and affects reported inflows, inflows per active, and monetization rate.

18 Historically, our Cash App ecosystem has experienced improvements in revenue, gross profit, and inflows related to the distribution of government funds as customers have deposited more funds into Cash App during these times, including during the first quarter when U.S. tax refunds are typically distributed.

19 Inflows per transacting active refers to total inflows in the quarter divided by monthly actives for the last month of the quarter. Inflows refers to funds entering the Cash App ecosystem. Inflows does not include the movement of funds when funds remain in the Cash App ecosystem or when funds leave the Cash App ecosystem, or inflows related to the Afterpay app.

20 We calculate monetization rate by dividing Cash App gross profit, excluding contributions from our BNPL platform, by Cash App inflows.

21 Gross profit per monthly transacting active is calculated based on Cash App annualized gross profit excluding our BNPL platform during a given quarter divided by the monthly transacting actives for the last month of the quarter. Gross profit for our BNPL platform was $242 million or $968 million on an annualized basis for Q3’24, $298 million or $1.19 billion on an annualized basis for Q4’24, $237 million or $948 million on an annualized basis for Q1’25, $261 million or $1.04 billion on an annualized basis for Q2’25, and $269 million or $1.08 billion on an annualized basis for Q3’25.

22 BNPL GMV and BNPL gross profit include contributions from post-purchase BNPL on Cash App Card.

23 Commerce volume includes Cash App Card, Cash App Pay, Cash App Business, and our BNPL offerings across Afterpay and Cash App.

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Square

	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25

Square Gross Profit ($M)	932	924	898	1,027	1,018

YoY Growth	16%	12%	9%	11%	9%

International Gross Profit ($M)	129	129	114	144	147

YoY Growth	30%	22%	11%	19%	14%

Total Square GPV ($M)	59,873	58,898	54,101	64,248	67,151

YoY Growth	7.5%	10%	7.2%	10%	12%

Constant Currency (“CC”) GPV YoY Growth	7.6%	9.8%	8.2%	9.9%	12%

Square U.S. GPV

YoY Growth	4.9%	6.9%	5.6%	7.0%	8.9%

% of Total Square GPV	82%	81%	82%	81%	79%

Square International GPV

YoY Growth	20%	25%	15%	25%	26%

CC GPV YoY Growth	21%	24%	21%	24%	25%

% of Total Square GPV	18%	19%	18%	19%	21%

Square GPV grew 12% year over year in the third quarter to $67.2 billion, reflecting our strongest growth since the second quarter of 2023. GPV from food and beverage sellers was up 17% year over year in the third quarter, our strongest growth rate since the first quarter of 2023. GPV from retail sellers grew 12% year over year, our strongest growth rate since the third quarter of 2022. GPV from services sellers grew 7% year over year. We saw faster growth in our mid-market seller segments (>$500K in annualized GPV) compared to our other seller segments during the third quarter.

Growth in Square gross profit was driven primarily by software and integrated payments and banking products as we continued to move upmarket and expand our market share in our target verticals.

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Operating Expenses and Non-GAAP Operating Expenses ($M)

	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25

Operating Expenses	1,927	2,298	1,960	2,052	2,252

Restructuring Share-Based Compensation	-	1	11	0	2

Amortization of Customer and Other Acquired Intangible Assets	36	35	34	34	34

Acquisition-Related and Integration Costs	1	1	0	1	0

Contingencies, Restructuring and Other Charges	67	203	78	16	21

Goodwill and Intangible Asset Impairment	-	134	-	-	-

Non-GAAP Operating Expenses	1,823	1,925	1,838	2,001	2,195

In the third quarter, product development expenses remained flat year over year as we reduced our software and cloud costs. Sales and marketing expenses grew 17% year over year on a GAAP basis, driven by an increase in go-to-market investments to support the growth of our business. Cash App sales and marketing expenses were up 14% year over year driven primarily by Cash App customer acquisition spend, which grew by 60% year over year. Other sales and marketing expenses were up 23% year over year as we significantly increased go-to-market investment in Square. General and administrative expenses were up 14% year over year on a GAAP basis, driven in part by an in-person company event. Excluding this expense, general and administrative expenses remained roughly flat year over year in the third quarter. Transaction, loan, and consumer receivable losses increased 89% year over year on a GAAP basis, driven primarily by growth in loan volumes, particularly from Cash App Borrow (originations volume up 134% year over year).

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Key Profitability Measures and EPS ($M, except per share figures)

	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25

Operating Income	323	13	329	484	409

Adjusted Operating Income	444	402	466	550	480

Net Income	284	1,946	190	538	462

Adjusted Net Income	338	302	355	385	337

Adjusted EBITDA	807	757	813	891	833

Weighted-average shares used to compute Diluted EPS	633	639	635	619	622

Weighted-average shares used to compute Adjusted Diluted EPS	633	639	635	619	622

Diluted EPS ($)	0.45	3.05	0.30	0.87	0.74

Adjusted Diluted EPS ($)	0.53	0.47	0.56	0.62	0.54

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Cash Flow ($M)

	Q3’24	Q4’24	Q1’25	Q2’25	Q3’25	TRAILING 12 MONTHS[24]

Net cash provided by operating activities	685	14	133	374	1,451	1,973

Consumer receivables and loans cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(7,331)	(9,121)	(6,899)	(7,740)	(7,915)	(31,674)

Proceeds from principal repayments and sales of consumer receivables	7,415	8,780	7,602	7,892	8,227	32,501

Purchases and originations of loans originally classified as held for investment	-	-	-	(1,164)	(6,480)	(7,644)

Proceeds from repayments of loans originally classified as held for investment	-	-	-	457	5,172	5,629

Less: Purchase of property and equipment	(57)	(27)	(32)	(31)	(51)	(141)

Reversal of:

Changes in settlements receivable	(2,407)	(370)	88	170	33	(79)

Changes in customers payable	2,192	534	(165)	(151)	3	221

Changes in settlements payable	0	-	0	-	-	0

Sales, principal payments and forgiveness of PPP loans	(1)	(1)	(1)	(1)	(0)	(3)

Adjusted Free Cash Flow	496	(191)	727	(193)	440	784

YoY Growth	16%	75%	-43%	-139%	-11%	-48%

Net cash provided by (used in) investing activities	106	(323)	915	(486)	(1,101)	(995)

Net cash provided by (used in) financing activities	72	708	(1,212)	(908)	1,467	55

In the third quarter of 2025, we continued to prudently invest in our lending products, including growing Cash App Borrow given the strong unit economics and returns we have seen. We remain focused on returning capital to shareholders. In the third quarter of 2025, we repurchased 5.3 million shares of our Class A common stock for an aggregate amount of $403 million. As of September 30, 2025, we had $1.1 billion in remaining authorization for repurchases.

We ended the quarter with $10.5 billion of total liquidity, with $9.7 billion in cash, cash equivalents, restricted cash, and investments in marketable debt securities, as well as $775 million available to be withdrawn from our revolving credit facility.25

24 Quarterly figures presented may not sum precisely due to rounding.

25 During the third quarter of 2025, we issued $2.2 billion in aggregate principal amount of senior unsecured notes, comprising $1.2 billion in aggregate principal amount of senior notes due 2030 and $1.0 billion in aggregate principal amount of senior notes due 2033.

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Guidance

2025 Outlook26

2025

Gross Profit	$10.243B

YoY Growth	15%

Adjusted Operating Income	$2.056B

% Margin	20%

Rule of X27	35.3%

We are raising our full year guidance to reflect the strength we’re seeing across Block. Our full year guidance increase incorporates our third quarter outperformance and an increase to our prior expectations for the fourth quarter. We expect to deliver $10.243 billion in gross profit for the full year, reflecting more than 15% year over year growth, consistent with the initial outlook for 2025 that we provided a year ago. We expect Adjusted Operating Income of $2.056 billion in 2025, growing nearly 28% year over year even while meaningfully investing in sales and marketing and scaling Borrow and other lending products.

26 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss), or GAAP reconciliations of any of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter, as well as relevant non-GAAP definitions.

27 Rule of 40 is the sum of our gross profit growth and Adjusted Operating Income margin as a percent of gross profit. We may refer to a “Rule of” number other than 40 to refer to the sum of gross profit growth and Adjusted Operating Income margin as a percent of gross profit for the period given.

13

Q4 2025 Outlook28

Q4 2025

Gross Profit	$2.755B

YoY Growth	19%

Adjusted Operating Income	$560M

% Margin	20%

Rule of X	39.5%

28 We have not provided the forward-looking GAAP equivalents for certain forward-looking non-GAAP metrics, including Adjusted Operating Income (Loss) or GAAP reconciliations of the aforementioned, as a result of the uncertainty regarding, and the potential variability of, reconciling items such as contingencies, restructuring, and other charges. Accordingly, the Company has relied upon the exception in item 10(e)(1)(i)(B) of Regulation S-K to exclude such reconciliations, as the reconciliations of these non-GAAP guidance metrics to their corresponding GAAP equivalents are not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided reconciliations of other historical GAAP to non-GAAP metrics in tables at the end of this letter.

14

Earnings Webcast

Block (NYSE:XYZ) will host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time, November 6, to discuss these financial results. To register to participate in the conference call, or to listen to the live audio webcast, please visit the Events & Presentations section of Block’s Investor Relations website at investors.block.xyz. A replay will be available on the same website following the call. We will release financial results for the fourth quarter of 2025 on February 26, 2026, after the market closes, and will also host a conference call and earnings webcast at 2:00 p.m. Pacific time/5:00 p.m. Eastern time on the same day to discuss those financial results.

Media Contact

press@block.xyz

Investor Relations Contact

ir@block.xyz

Jack Dorsey	Amrita Ahuja

15

Safe Harbor Statement

This letter contains “forward-looking statements” within the meaning of the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Block, Inc. and its consolidated subsidiaries (the Company); the Company’s strategies, including expected impact of such strategies on our customers, actives, and sellers; our business and financial performance, expected financial results, guidance, and general business outlook for current and future periods, including trends in U.S. and global GPV and statements that the Company’s performance will accelerate; our ability to manage our risk losses; the Company’s plans with respect to its emerging initiatives and product development plans and product launches and functionalities, including expectations regarding the growth of Cash App Borrow and Cash App Afterpay and the Company’s ability and timing to integrate artificial intelligence and cryptocurrency features into its products; the ability of the Company’s products to attract and retain sellers and customers, particularly in new or different markets or demographics or through partnerships, sales organizations, or advertising campaigns; trends in the Company’s markets and the continuation of such trends; the Company’s expectations and intentions regarding future expenses and marketing investments; and management’s statements related to business strategy, plans, investments, opportunities, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, a deterioration of general macroeconomic conditions; the Company’s investments in its business and ability to maintain profitability; the Company’s efforts to expand its product portfolio and market reach; the Company’s ability to develop products and services to address the rapidly evolving market for payments and financial services; the Company’s ability to deal with the substantial and increasingly intense competition in its industry; acquisitions, strategic investments, entries into new businesses, joint ventures, divestitures, and other transactions that the Company may undertake; the Company’s ability to ensure the integration of its services with a variety of operating systems and the interoperability of its technology with that of third parties; the Company’s ability to successfully develop and integrate artificial intelligence into its systems, initiatives, and products; the Company’s ability to retain existing customers, attract new customers, and increase sales to all customers; the Company’s dependence on payment card networks and acquiring processors; the effect of extensive regulation and oversight related to the Company’s business in a variety of areas; risks related to the banking ecosystem, including through our bank partnerships, and FDIC and other regulatory obligations; the liabilities and loss potential associated with new products, product features, and services; litigation, including intellectual property claims, government investigations or inquiries, and regulatory matters or disputes; the adequacy of reserves for such matters and the impact of any such matters or settlements thereof on our business; adoption of the Company’s products and services in international markets; changes in political, business, and economic conditions, including changes due to actual or potential tariffs; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the SEC), including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and its subsequent Quarterly Reports on Form 10-Q, which are on file with the SEC and available on the Investor Relations page of the Company’s website. Additional information will also be set forth in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025. All forward-looking statements represent management’s current expectations and predictions regarding trends affecting the Company’s business and industry and are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Earnings guidance for 2025 reflects assumptions the Company believes are reasonable as of the date of this filing, and actual results may vary based on changing macroeconomic conditions and other risks and uncertainties outlined in this safe harbor section and in the Company’s periodic reports filed with the SEC. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.

The bitcoin payments on Square feature is subject to change and may not be available in all locations. At present, this feature is not anticipated to be available to sellers that are located in New York State or outside the U.S. and may be subject to regulatory approval, where applicable. Bitcoin services are provided by Block, Inc. Bitcoin services are not licensable activity in all U.S. states and territories. Block, Inc. operates in New York as Block of Delaware and is licensed to engage in virtual currency business activity by the New York State Department of Financial Services.

Key Operating Metrics And Non-GAAP Financial Measures

To supplement our financial information presented in accordance with generally accepted accounting principles in the United States (GAAP), from period to period, we consider and present certain operating and financial measures that we consider key metrics or are not prepared in accordance with GAAP, including Gross Payment Volume (GPV), Gross Merchandise Value (GMV), Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income (Loss), Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS), Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Free Cash Flow, constant currency, and non-GAAP operating expenses. We believe these metrics and measures are useful to facilitate period-to-period comparisons of our business and to facilitate comparisons of our performance to that of other payments solution providers. GPV includes Square GPV and Cash App Business GPV. Square GPV is defined as the total dollar amount of all card and bank payments processed by sellers using Square, net of refunds. Cash App Business GPV comprises Cash App activity related to peer-to-peer transactions received by business accounts and peer-to-peer payments sent from a credit card. GPV does not include transactions from our BNPL platform. We define GMV as the total order value processed on our BNPL platform.

Adjusted Net Income (Loss) and Diluted Adjusted Net Income (Loss) Per Share (Adjusted EPS) are non-GAAP financial measures that represent our net income (loss) and net income (loss) per share, adjusted to eliminate the effect of restructuring share-based compensation expense, contingencies, restructuring, and other charges; goodwill and intangible asset impairment; amortization of intangible assets; amortization of debt discount and issuance costs; gain or loss on revaluation of equity investments; remeasurement gain or loss on revaluation of bitcoin investment; the gain or loss on the disposal of property and equipment; acquired deferred revenue and cost adjustments; the tax effects of income tax benefits from deferred taxes; and the tax effect of non-GAAP net income adjustments, as applicable. Additionally, for purposes of calculating diluted Adjusted EPS, we add back cash interest expense on convertible senior notes, as if converted at the beginning of the period, if the impact is dilutive. To calculate the diluted Adjusted EPS, we adjust the weighted-average number of shares of common stock outstanding for the dilutive effect of all potential shares of common stock. In periods when we recorded an Adjusted Net Loss, the diluted Adjusted EPS is the same as basic Adjusted EPS because the effects of potentially dilutive items were anti-dilutive given the Adjusted Net Loss position.

Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP financial measures that represent our net income (loss), adjusted to exclude share-based compensation expense; restructuring share-based compensation expense; depreciation and amortization; contingencies, restructuring, and other charges; interest income and expense;

16

remeasurement gain or loss on bitcoin investment; other income and expense; provision for (benefit from) income taxes; gain or loss on disposal of property and equipment; and acquired deferred revenue and cost adjustment, as applicable. Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by gross profit.

Adjusted Operating Income (Loss) is a non-GAAP financial measure that represents our operating income (loss), adjusted to eliminate the effect of amortization of acquired technology assets; contingencies, restructuring, and other charges; restructuring share-based compensation expenses; goodwill and intangible asset impairment and amortization of customer and other acquired intangible assets. Adjusted Operating Income (Loss) margin is calculated as Adjusted Operating Income (Loss) divided by gross profit.

We also exclude from these measures certain acquisition-related and integration costs associated with business combinations, and various other costs that are not reflective of our core operating performance. We exclude amortization of intangible assets arising from business combinations from Adjusted Net Income (Loss), Adjusted EPS, Adjusted Operating Income (Loss), and Adjusted Operating Income (Loss) Margin because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our ongoing business operations. Acquisition-related costs include amounts paid to redeem acquirees’ unvested stock-based compensation awards; charges associated with holdback liabilities; and legal, accounting, and due diligence costs. Integration costs include advisory and other professional services or consulting fees necessary to integrate acquired businesses. Other costs that are not reflective of our core business operating expenses may include contingencies, restructuring, and other charges; impairment charges; restructuring share-based compensation expense; and certain litigation and regulatory charges. For Adjusted Net Income (Loss) and Adjusted EPS, we also add back the impact of the acquired deferred revenue and deferred cost adjustment, which was written down to fair value in purchase accounting, and adjust for the tax effect of the non-GAAP net income adjustments.

Adjusted Free Cash Flow is a non-GAAP financial measure that represents our net cash provided by operating activities adjusted for changes in settlements receivable; changes in customers payable; changes in settlements payable; the purchase of property and equipment; payments for originations of consumer receivables; proceeds from principal repayments and sales of consumer receivables; purchases and originations of loans originally classified as held for investment; proceeds from repayments of loans originally classified as held for investment; and sales, and principal payments, and forgiveness of PPP loans. We present Adjusted Free Cash Flow because we use it to understand the cash generated by our business and make strategic decisions related to our balance sheet, and because we are focused on growing our Adjusted Free Cash Flow generation over time. It is not intended to represent amounts available for discretionary purposes. Constant currency growth is calculated by assuming international results in a given period and the comparative prior period are translated from local currencies to the U.S. dollar at rates consistent with the monthly average rates in the comparative prior period. We discuss growth on a constant currency basis because a portion of our business operates in markets outside the U.S. and is subject to changes in foreign exchange rates. Non-GAAP operating expenses is a non-GAAP financial measure that represents operating expenses adjusted to remove the impact of restructuring share-based compensation; amortization of customer and other acquired intangible assets; acquisition-related and integration costs; contingencies, restructuring, and other charges; and goodwill and intangible asset impairment. We have included Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses because they are key measures used by our management to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources.

Accordingly, we believe that Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted Net Income, Adjusted EPS, and non-GAAP operating expenses provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. In addition, they provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain non-cash items and certain variable charges that do not vary with our operations. We have included measures excluding our BNPL platform because we believe these measures are useful in understanding the ongoing results of our operations. Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Operating Income (Loss), Adjusted Operating Income (Loss) margin, Adjusted EPS, and non-GAAP operating expenses, as well as other measures defined in the shareholder letter, such as measures excluding our BNPL platform, have limitations as financial measures, should be considered as supplemental in nature, and are not meant as substitutes for the related financial information prepared in accordance with GAAP. We believe that the aforementioned metrics and measures provide useful information about our operating results, enhance the overall understanding of our past performance and future prospects, and provide useful measures for period-to-period comparisons of our business, as they remove the effect of certain variable amounts, or they remove amounts that were not repeated across periods and therefore make comparisons more difficult. Our management uses these measures to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses and the allocation of internal resources. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. These non-GAAP financial measures are not based on any standardized methodology prescribed by GAAP. Other companies, including companies in our industry, may calculate the non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

17

Condensed Consolidated Statements of Operations

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024	Sept. 30, 2025	Sept. 30, 2024

Revenue:

Transaction-based revenue	$1,873,477	$1,712,421	$5,241,606	$4,936,597

Subscription and services-based revenue	2,204,889	1,797,933	6,148,466	5,268,120

Hardware revenue	70,192	36,839	139,305	112,300

Bitcoin revenue	1,966,394	2,428,608	6,411,828	7,771,475

Total net revenue	6,114,952	5,975,801	17,941,205	18,088,492

Cost of revenue:

Transaction-based costs	1,141,900	1,011,476	3,111,750	2,884,696

Subscription and services-based costs	299,554	271,286	872,671	832,755

Hardware costs	103,304	62,091	232,386	181,185

Bitcoin costs	1,894,767	2,364,077	6,193,760	7,559,416

Amortization of acquired technology assets	13,857	17,186	42,935	52,802

Total cost of revenue	3,453,382	3,726,116	10,453,502	11,510,854

Gross profit	2,661,570	2,249,685	7,487,703	6,577,638

Operating expenses:

Product development	711,235	710,983	2,197,222	2,144,720

Sales and marketing	599,333	511,755	1,653,524	1,463,202

General and administrative	543,974	475,855	1,485,008	1,420,683

Transaction, loan, and consumer receivable losses	363,455	192,062	827,234	549,603

Amortization of customer and other acquired intangible assets	34,133	36,021	101,680	120,116

Total operating expenses	2,252,130	1,926,676	6,264,668	5,698,324

Operating income	409,440	323,009	1,223,035	879,314

Interest expense (income), net	34,652	13,811	75,582	(6,805)

Remeasurement gain on bitcoin investment	(59,588)	(5,288)	(178,402)	(168,576)

Other income, net	(167,150)	(9,661)	(162,103)	(24,665)

Income before income tax	601,526	324,147	1,487,958	1,079,360

Provision for income taxes	139,928	43,011	299,304	137,532

Net income	461,598	281,136	1,188,654	941,828
Less: Net income (loss) attributable to noncontrolling interests	54	(2,618)	(1,220)	(9,199)

Net income attributable to common stockholders	$461,544	$283,754	$1,189,874	$951,027

Net income per share attributable to common stockholders:

Basic	$0.76	$0.46	$1.94	$1.54

Diluted	$0.74	$0.45	$1.91	$1.50

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	610,199	616,428	614,117	616,830

Diluted	621,658	632,760	625,256	635,419

18

Condensed Consolidated Balance Sheets

In thousands, except per share data

	Sept. 30, 2025	Dec 31, 2024

	UNAUDITED

Assets

Current assets:

Cash and cash equivalents	$8,335,934	$8,075,247

Settlements receivable	1,222,342	1,060,966

Customer funds	4,803,716	4,182,872

Consumer receivables, net	2,076,126	2,504,879

Loans held for sale	778,039	1,111,107

Loans held for investment, net of allowance	2,203,273	365,062

Other current assets	2,648,295	2,580,068

Total current assets	22,067,725	19,880,201

Goodwill	11,807,858	11,417,422

Acquired intangible assets, net	1,326,091	1,433,067

Deferred tax assets	1,542,364	1,800,994

Other non-current assets	2,438,785	2,245,911

Total assets	$39,182,823	$36,777,595

Liabilities and Stockholders’ Equity

Current liabilities:

Customers payable	$6,799,672	$5,837,152

Accrued expenses and other current liabilities	1,578,830	1,525,149

Current portion of long-term debt	1,572,118	999,497

Warehouse funding facilities, current	157,370	185,000

Total current liabilities	10,107,990	8,546,798

Warehouse funding facilities, non-current	343,629	1,296,680

Long-term debt	5,713,382	5,105,939

Other non-current liabilities	544,614	593,216

Total liabilities	16,709,615	15,542,633

Commitments and contingencies

Stockholders’ equity:

Preferred stock, $0.0000001 par value: 100,000 shares authorized at September 30, 2025 and December 31, 2024. None issued and outstanding at September 30, 2025 and December 31, 2024.	—	—

Class A common stock, $0.0000001 par value: 1,000,000 shares authorized at September 30, 2025 and December 31, 2024; 549,243 and 559,606 issued and outstanding at September 30, 2025 and December 31, 2024, respectively.	—	—

Class B common stock, $0.0000001 par value: 500,000 shares authorized at September 30, 2025 and December 31, 2024; 60,001 and 60,070 issued and outstanding at September 30, 2025 and December 31, 2024, respectively.	—	—

Additional paid-in capital	19,364,651	19,900,379

Accumulated other comprehensive loss	(415,745)	(1,001,065)

Retained earnings	3,558,492	2,368,618

Total stockholders’ equity attributable to common stockholders	22,507,398	21,267,932

Noncontrolling interests	(34,190)	(32,970)

Total stockholders’ equity	22,473,208	21,234,962

Total liabilities and stockholders’ equity	$39,182,823	$36,777,595

19

Condensed Consolidated Statements of Cash Flows

Unaudited

In thousands

	NINE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024

Cash flows from operating activities:
Net income	$1,188,654	$941,828
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	273,464	287,249
Amortization of discounts and premiums and other non-cash adjustments	(834,950)	(824,219)
Non-cash lease expense	42,545	55,480
Share-based compensation	921,957	955,845
Loss (gain) on revaluation of equity investments	(172,582)	470
Remeasurement gain on bitcoin investment	(178,402)	(168,576)
Transaction, loan, and consumer receivable losses	827,234	549,603
Change in deferred income taxes	182,756	5,368
Purchases and originations of loans originally classified as held for sale	(12,394,452)	(10,887,619)
Proceeds from repayments of loans originally classified as held for sale	12,457,575	10,419,823
Changes in operating assets and liabilities:
Settlements receivable	(291,388)	1,577,463
Customers payable	313,061	(1,319,654)
Other assets and liabilities	(376,758)	100,489

Net cash provided by operating activities	1,958,714	1,693,550

Cash flows from investing activities:

Purchases of marketable debt securities	(481,088)	(1,035,477)
Proceeds from maturities of marketable debt securities	423,312	790,748
Proceeds from sale of marketable debt securities	392,218	436,912
Payments for originations of consumer receivables	(22,553,302)	(20,197,450)
Proceeds from principal repayments and sales of consumer receivables	23,721,275	21,142,547
Purchases and originations of loans originally classified as held for investment	(7,643,830)	—
Proceeds from repayments of loans originally classified as held for investment	5,629,369	—
Purchases of property and equipment	(113,838)	(126,954)
Purchases of other investments	(45,930)	(37,218)

Net cash provided by (used in) investing activities	(671,814)	973,108

Cash flows from financing activities:

Proceeds from issuance of senior notes	2,200,000	2,000,000
Payments of debt issuance costs from issuance of senior notes	(28,346)	(26,619)
Payments to redeem convertible notes	(1,000,624)	—
Proceeds from warehouse facilities borrowings	448,530	406,359
Repayments of warehouse facilities borrowings	(1,456,869)	(1,054,091)
Proceeds from the exercise of stock options and purchases under the employee stock purchase plan	58,247	88,053
Net increase in interest-bearing deposits	81,176	73,687
Repurchases of common stock	(1,540,529)	(987,179)
Other financing activities	(35,330)	(18,473)
Change in customer funds, restricted from use in the Company’s operations	620,844	763,355

Net cash provided by (used in) financing activities	(652,901)	1,245,092

Effect of foreign exchange rate on cash and cash equivalents	80,515	13,600

Net increase in cash, cash equivalents, restricted cash, and customer funds	714,514	3,925,350

Cash, cash equivalents, restricted cash, and customer funds, beginning of the period	13,230,512	9,009,087

Cash, cash equivalents, restricted cash, and customer funds, end of the period	$13,945,026	$12,934,437

20

Reportable Segment Disclosures

Unaudited

Information on the reportable segments revenue and segment operating profit, as well as amounts for the “Corporate and Other” category, which includes products and services not assigned to reportable segments and intersegment eliminations (in thousands):

	THREE MONTHS ENDED				NINE MONTHS ENDED

		Sept. 30, 2025				Sept. 30, 2025

	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total

Revenue:

Transaction-based revenue	$56,113	$1,817,364	$—	$1,873,477	$182,866	$5,058,740	$—	$5,241,606

Subscription and services-based revenue	1,777,646	382,177	45,066	2,204,889	4,929,403	1,090,617	128,446	6,148,466

Hardware revenue	—	40,653	29,539	70,192	—	109,271	30,034	139,305

Bitcoin revenue	1,965,742	652	—	1,966,394	6,411,176	652	—	6,411,828

Segment revenue	$3,799,501	$2,240,846	$74,605	$6,114,952	$11,523,445	$6,259,280	$158,480	$17,941,205

Less: Cost of revenue	2,175,548	1,223,186	54,648	3,453,382	7,019,041	3,316,911	117,550	10,453,502

Segment gross profit	$1,623,953	$1,017,660	$19,957	$2,661,570	$4,504,404	$2,942,369	$40,930	$7,487,703

Interest revenue	$48,814	$11,025	$—	$59,839	$148,178	$29,510	$—	$177,688

Amortization of acquired technology assets	$12,896	$961	$—	$13,857	$38,959	$3,976	$—	$42,935

	THREE MONTHS ENDED				NINE MONTHS ENDED

		Sept. 30, 2024				Sept. 30, 2024

	Cash App	Square	Corporate and Other	Total	Cash App	Square	Corporate and Other	Total

Revenue:

Transaction-based revenue	$69,995	$1,642,426	$—	$1,712,421	$278,126	$4,658,471	$—	$4,936,597

Subscription and services-based revenue	1,430,970	322,582	44,381	1,797,933	4,181,703	941,417	145,000	5,268,120

Hardware revenue	—	36,729	110	36,839	—	111,377	923	112,300

Bitcoin revenue	2,428,608	—	—	2,428,608	7,771,475	—	—	7,771,475

Segment revenue	$3,929,573	$2,001,737	$44,491	$5,975,801	$12,231,304	$5,711,265	$145,923	$18,088,492

Less: Cost of revenue	2,623,630	1,069,381	33,105	3,726,116	8,367,890	3,036,053	106,911	11,510,854

Segment gross profit	$1,305,943	$932,356	$11,386	$2,249,685	$3,863,414	$2,675,212	$39,012	$6,577,638

Interest revenue	$51,418	$10,218	$—	$61,636	$137,189	$27,933	$—	$165,122

Amortization of acquired technology assets	$13,928	$1,493	$1,765	$17,186	$41,288	$6,219	$5,295	$52,802

21

Operating Segment Disclosures

Unaudited

A reconciliation of total segment gross profit to the Company’s income (loss) before applicable income taxes (in thousands):

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024	Sept. 30, 2025	Sept. 30, 2024

Total segment gross profit	$2,661,570	$2,249,685	$7,487,703	$6,577,638

Less: Product development	711,235	710,983	2,197,222	2,144,720

Less: Sales and marketing	599,333	511,755	1,653,524	1,463,202

Less: General and administrative	543,974	475,855	1,485,008	1,420,683

Less: Transaction, loan, and consumer receivable losses	363,455	192,062	827,234	549,603

Less: Amortization of customer and other intangible assets	34,133	36,021	101,680	120,116

Less: Interest expense (income), net	34,652	13,811	75,582	(6,805)

Less: Remeasurement gain on bitcoin investment	(59,588)	(5,288)	(178,402)	(168,576)

Less: Other income, net	(167,150)	(9,661)	(162,103)	(24,665)

Income before applicable income taxes	$601,526	$324,147	$1,487,958	$1,079,360

22

Select Operating Metrics and Non-GAAP Financial Measures

Unaudited

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024	Sept. 30, 2025	Sept. 30, 2024

Gross Payment Volume (GPV) (in millions)	$69,283	$62,492	$192,695	$178,858

Adjusted Operating Income (in thousands)	$480,186	$443,518	$1,496,024	$1,206,900

Adjusted EBITDA (in thousands)	$832,662	$807,472	$2,536,878	$2,272,022

Adjusted Net Income Per Share: (i)

Basic	$0.55	$0.55	$1.75	$1.52

Diluted	$0.54	$0.53	$1.72	$1.48

(i) Beginning in fiscal 2025, we revised our definition of Adjusted Net Income Per Share to include share-based compensation. Prior period amounts have been recast to reflect the updated presentation.

	THREE MONTHS ENDED		NINE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024	Sept. 30, 2025	Sept. 30, 2024

Square GPV (in millions)	$67,151	$59,873	$185,501	$168,709

Cash App GPV (in millions)	2,132	2,619	7,194	10,149

Total GPV (in millions)	$69,283	$62,492	$192,695	$178,858

	THREE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024

Sales and marketing expense	$599,333	$511,755

Less: Other sales and marketing expense (i)	238,414	194,197

Cash App sales and marketing expense	$360,919	$317,558

(i) Other sales and marketing expenses include sales and marketing expenses related to Square and Corporate and Other.

23

Key Metric Margins

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024

Gross profit	$2,661,570	$2,249,685

Gross profit change (%) YoY	18%	19%

Operating income	409,440	323,009

Operating income margin (%) of gross profit	15%	14%

Net income attributable to common stockholders	461,544	283,754

Net income margin (%) of gross profit	17%	13%

Adjusted Operating Income	480,186	443,518

Adjusted Operating Income margin (%) of gross profit	18%	20%

Adjusted EBITDA	832,662	807,472

Adjusted EBITDA margin (%) of gross profit	31%	36%

24

Adjusted Operating Income (Loss) and Margin

Unaudited

In thousands, except for percentages

	THREE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Operating income	$409,440	$323,009	$13,013	$329,302	$484,293

Amortization of acquired technology assets	13,857	17,186	15,562	14,674	14,404

Acquisition-related and integration costs	345	608	549	320	1,042

Contingencies, restructuring and other charges	20,752	66,694	202,885	77,811	15,844

Restructuring share-based compensation	1,659	—	1,434	10,506	95

Goodwill and intangible asset impairment	—	—	133,854	—	—

Amortization of customer and other acquired intangible assets	34,133	36,021	34,593	33,656	33,891

Adjusted Operating Income	$480,186	$443,518	$401,890	$466,269	$549,569

Adjusted Operating Income margin (%) of gross profit	18%	20%	17%	20%	22%

Adjusted EBITDA Unaudited In thousands
	THREE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Net income attributable to common stockholders	$461,544	$283,754	$1,946,020	$189,872	$538,458

Net income (loss) attributable to noncontrolling interests	54	(2,618)	(21,351)	(1,150)	(124)

Net income	461,598	281,136	1,924,669	188,722	538,334

Share-based compensation expense	307,721	324,055	315,532	304,730	297,246

Restructuring share-based compensation expense	1,659	—	1,434	10,506	95

Depreciation and amortization	92,119	92,706	88,878	88,948	92,397

Acquisition-related and integration costs	345	608	549	320	1,042

Contingencies, restructuring and other charges	20,752	66,694	202,885	77,811	15,844

Goodwill and intangible asset impairment	—	—	133,854	—	—

Interest expense, net	34,652	13,811	16,107	17,243	23,687

Remeasurement loss (gain) on bitcoin investment	(59,588)	(5,288)	(252,342)	93,351	(212,165)

Other expense (income), net	(167,150)	(9,661)	(28,546)	(8,342)	13,389

Provision for (benefit from) income taxes	139,928	43,011	(1,646,875)	38,328	121,048

Loss on disposal of property and equipment	617	384	850	1,164	495

Acquired deferred revenue and cost adjustment	9	16	14	13	10

Adjusted EBITDA	$832,662	$807,472	$ 757,009	$812,794	$891,422

Adjusted EBITDA margin (%) of gross profit	31%	36%	33%	35%	35%

25

Adjusted Free Cash Flow

Unaudited

In thousands

	THREE MONTHS ENDED				TRAILING 12 MONTHS
	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	June 30, 2024	Sept. 30, 2024

Net cash provided by (used in) operating activities	$491,165	$(797,923)	$489,395	$519,392	$895,627

Consumer receivables and loans cash flows included within investing activities in the GAAP statements of cash flows:

Payments for originations of consumer receivables	(5,855,172)	(7,567,114)	(6,095,104)	(6,771,800)	(27,764,564)

Proceeds from principal repayments and sales of consumer receivables	5,880,142	7,427,562	6,824,596	6,903,007	28,570,109

Less: Purchases of property and equipment	(37,682)	(51,694)	(31,998)	(38,357)	(178,648)

Reversal of:

Changes in settlements receivable	1,722,168	(409,942)	542,070	287,309	(1,987,405)

Changes in customers payable	(1,575,458)	134,310	(465,891)	(406,040)	1,453,964

Changes in settlements payable	(192,313)	507,041	7,341	793	515,180

Sales, principal payments and forgiveness of PPP loans	(5,381)	(1,351)	(1,142)	(886)	(4,232)

Adjusted Free Cash Flow	$427,469	$(759,111)	$1,269,267	$493,418	$1,500,031

Net cash provided by (used in) investing activities	$(173,931)	$278,233	$1,042,387	$(174,973)	$1,251,341

Net cash provided by (used in) financing activities	$(319,563)	$800,436	$32,409	$1,140,938	$2,045,528

26

Adjusted Net Income and Adjusted EPS

Unaudited

In thousands, except per share data

	THREE MONTHS ENDED

	Sept. 30, 2025	Sept. 30, 2024	Dec. 31, 2024	Mar. 31, 2025	Jun. 30, 2025

Net income attributable to common stockholders	$461,544	$283,754	$1,946,020	$189,872	$538,458

Net income (loss) attributable to noncontrolling interests	54	(2,618)	(21,351)	(1,150)	(124)

Net income	461,598	281,136	1,924,669	188,722	538,334

Acquisition-related and integration costs	345	608	549	320	1,042

Contingencies, restructuring and other charges	20,752	66,694	202,885	77,811	15,844

Restructuring share-based compensation expense	1,659	—	1,434	10,506	95

Goodwill and intangible asset impairment	—	—	133,854	—	—

Amortization of intangible assets	47,990	53,207	50,154	48,330	48,295

Amortization of debt discount and issuance costs	3,335	4,042	3,868	3,299	2,835

Loss (gain) on revaluation of equity investments	(171,126)	2,952	(32,714)	126	(1,582)

Remeasurement loss (gain) on bitcoin investment	(59,588)	(5,288)	(252,342)	93,351	(212,165)

Loss on disposal of property and equipment	617	384	850	1,164	495

Acquired deferred revenue and cost adjustment	9	16	14	13	10

Tax effect of income tax benefits from deferred tax assets	(8,909)	—	(1,909,848)	—	(52,600)

Tax effect of non-GAAP net income adjustments	39,933	(66,774)	178,218	(69,371)	44,538

Adjusted Net Income - basic	$336,615	$336,977	$301,591	$354,271	$385,141

Cash interest expense on convertible notes	273	682	682	433	267

Adjusted Net Income - diluted	$336,888	$337,659	$302,273	$354,704	$385,408

Weighted-average shares used to compute net income per share attributable to common stockholders:

Basic	610,199	616,428	617,481	619,370	612,882

Diluted	621,658	632,760	639,302	635,342	618,928

Net income per share attributable to common stockholders:

Basic	$0.76	$0.46	$3.15	$0.31	$0.88

Diluted	$0.74	$0.45	$3.05	$0.30	$0.87

Weighted-average shares used to compute Adjusted Net Income Per Share:

Basic	610,199	616,428	617,481	619,370	612,882

Diluted	621,658	632,760	639,302	635,342	618,928

Adjusted Net Income Per Share:

Basic	$0.55	$0.55	$0.49	$0.57	$0.63

Diluted	$0.54	$0.53	$0.47	$0.56	$0.62

27